Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880        Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS ANNOUNCES

AGREEMENTS TO AMEND CREDIT FACILITIES

WAKEFIELD, MASSACHUSETTS, February 21, 2008 - American Dental Partners, Inc. (NASDAQ:ADPI) announced today that it has entered into agreements to amend its credit facilities with its existing lenders. The agreements will replace the previously announced forbearance agreements and waive the defaults under the existing revolving credit facility and term loan facility.

Pursuant to the agreements, the revolving credit facility will have a capacity of $75,000,000 with $45,474,000 drawn, including outstanding letters of credit, at February 21, 2008 and the term loan facility has $100,000,000 outstanding. Both facilities will mature on June 30, 2009, and at current leverage levels, the Company will borrow on both facilities at the Eurodollar rate plus 250 basis points. The amended facilities will permit the Company to borrow up to $15,000,000 annually for capital expenditures, $15,000,000 annually for acquisitions and up to $13,000,000 for earnout and contingent payments on previously completed acquisitions, subject to a maximum debt to earnings before interest, taxes, depreciation and amortization leverage ratio of 3.75x.

The amendments to the revolving credit facility and term loan facility will become effective upon completion of the transactions contemplated by the previously announced settlement of litigation among PDG, P.A., PDHC, Ltd., one of the Company’s Minnesota subsidiaries, and the Company. The Company continues to negotiate definitive agreements with PDG under the Settlement Agreement. If the transactions contemplated by the settlement are not completed on or before February 29, 2008, the amendments will not take effect.

“We are pleased that we have been able to enter into agreements with our existing lenders that will eliminate the uncertainty created by the forbearance situation and provide us with long-term bank financing. We believe that the amended terms of the revolving credit facility will provide sufficient borrowing capacity along with internally generated cash flow to allow us to continue to reinvest in our business, including capital expenditures and affiliations, and also meet our obligations for earnouts and contingent payments on previously completed affiliations,” stated Gregory A. Serrao, Chairman, Chief Executive Officer and President of the Company.

The amended revolving credit facility was arranged by Key Bank and other participating banks include JPMorgan, RBS Citizens Bank and TD Banknorth. The amended term loan was arranged by Key Bank and includes RBS Citizens Bank as a participant.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 261 dental facilities with approximately 2,301 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.